SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 10, 2014

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-129347	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

Pursuant to the Binding Memorandum of Understanding (the “MOU”) dated December 3, 2013, with Grand Agriculture Investment Limited, a company formed in Hong Kong and controlled by Kin Wong, a shareholder and director of the Company, on April 10, 2014, Million Cheer Investment Limited (“MCIL”), a company formed in Hong Kong, purchased 5,000,000 units (the “Second Tranche Units”). The purchase price per unit for the Second Tranche Units was $0.40 per unit for gross proceeds of $2,000,000. Each Second Tranche Unit consists of one share of Common Stock and 90% of one warrant to purchase one share of Common Stock at $0.55 per share exercisable immediately upon issuance through December 31, 2017 (the “Second Tranche Warrants”).

On April 16, 2014, the Company issued a press release disclosing the above transaction. A copy of the press release is attached as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the MOU, on April 10, 2014, MCIL purchased 5,000,000 Second Tranche Units and 4,500,000 Second Tranche Warrants. The purchase price per unit for these Second Tranche Units was $0.40 per unit for gross proceeds of $2,000,000.

The sale was made pursuant to Regulation S promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Second Tranche Units was made in off-shore transactions as defined in Regulation S and there were no directed selling efforts made in the U.S. by the Company, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. Applicable offering restrictions were also implemented by the Company in compliance with Rule 903(b)(3) of Regulation S. MCIL also agreed to conform to the restrictions on resale of the securities contained in Regulation S. The MOU provides for 7% selling commission in connection with the sale of the Second Tranche Units to Non-U.S. Purchasers .

Item 7.01	Regulation FD Disclosure.

On April 16, 2014, the Company issued a press release which included an update on the Environmental Impact Study. The press release has been attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: April 16, 2014	By	/s/ Brian Flower
Brian Flower, Executive Vice President